Exhibit 10.4

POST HOLDINGS, INC.
RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made effective as of May 29, 2012 (“Date of Grant”) by and between Post Holdings, Inc. and William P. Stiritz (“Grantee”). Capitalized terms used and not otherwise defined herein shall have the meaning given to them in the Post Holdings, Inc. 2012 Long-Term Incentive Plan (“Plan”).

WHEREAS, the Board of Directors of the Company (“Board”) has adopted the Plan, which governs the terms pursuant to which restricted stock units and certain other awards may be granted to personnel of the Company; and

WHEREAS, the Board, acting through its Committee appointed to administer the Plan (“Committee”), believes it is in the best interest of the Company to create an incentive for the Grantee to remain in the employ of the Company and to work to achieve the Company’s strategic objectives; and

WHEREAS, subject to the terms described herein, the Company desires to grant to the Grantee the right to receive in the future on settlement Shares of Stock, subject to all terms and conditions herein.

NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as set forth below.

1.    Grant of Restricted Stock Unit Award. Pursuant to action of the Board and/or the Committee, the Company hereby grants to the Grantee an award (“Award”) of 312,500 Restricted Stock Units. Each Restricted Stock Unit is a bookkeeping entry that represents the right to receive on a date determined in accordance with this Agreement one Share of Stock, subject to the risk of cancellation and forfeiture as described herein.

2.    Vesting and Forfeiture.

(a)    Time of Vesting. One-third of the Restricted Stock Units covered by this Agreement shall vest on each of the first, second, and third anniversaries of the Date of Grant, with the vesting of each installment subject to the Grantee’s continued employment with the Company (or its Affiliates or Parent, if any) through the applicable vesting date; provided, however, that upon the Grantee’s death or Disability, the number of Restricted Stock Units that would have vested during the Company’s fiscal year in which the Grantee’s death or Disability occurs (but which had not vested in such fiscal year prior to the date of the Grantee’s death or Disability), will fully vest as of the date of the Grantee’s death or Disability.

(b)    Accelerated Vesting. Any Restricted Stock Units which have not yet vested under Section 2(a) above shall vest upon the occurrence of a Change in Control while the Grantee is employed by the Company (or an Affiliate or Parent, if any) if the Restricted Stock Units will not remain outstanding following such Change in Control. If, upon the occurrence of a Change in Control while the Grantee is employed by the Company (or an Affiliate or Parent, if any), the Restricted Stock Units remain outstanding following the Change in Control (e.g., the Restricted Stock Units are assumed by the surviving corporation or Parent, or the surviving corporation or Parent substitutes restricted stock units with substantially the same terms for the Restricted Stock Units), then the Restricted Stock Units shall continue to vest in accordance with Section 2(a) above, unless the Grantee has a “Qualifying Termination” as hereafter defined. Upon the occurrence of a Qualifying Termination, the Restricted Stock Units shall automatically become fully vested, notwithstanding the normal vesting dates set forth in Section 2(a) above. For purposes hereof, a “Qualifying Termination” means a termination of the Grantee’s employment with the Company (and its Affiliate and

Parent, if any) within two years of a Change in Control Date (i) by the Company (or an Affiliate or the Parent, if any) without Cause, or (ii) by the Grantee for “Good Reason”. For purposes hereof, “Good Reason” means (A) the Grantee is not the chief executive officer and chairman of the Board of Directors of Parent; (B) a material reduction in the Grantee’s base salary, bonuses or incentive compensation; (C) a material reduction in the kind or level of employee benefits, fringe benefits or perquisites to which the Grantee is from time to time entitled; (D) a material diminution or adverse change in the Grantee’s titles, authorities, duties, responsibilities or reporting relationships, or the assignment to the Grantee of duties that are inconsistent with, or materially impair his ability to perform, the duties of his position prior to the Change in Control; (E) a change in the geographic location by 50 miles or more at which the Grantee must perform his services, or (F) any other action or inaction that constitutes a material breach by the Company (or an Affiliate or Parent, if any) of the agreement under which the Grantee provides services.

(c)    Vesting Date and Vested Units. Each date on which all or a portion of the Restricted Stock Units vest pursuant to this Section 2 is hereafter referred to as a “Vesting Date”, and the portion of the Restricted Stock Units that vest on such date is hereafter referred to as the “Vested Units”.

(d)    Forfeiture Upon Termination of Employment. In the event that Grantee’s employment terminates for any reason or no reason, with or without cause, voluntarily or involuntarily, Grantee shall forfeit all Restricted Stock Units which are not, as of the time of such termination (subject to any accelerated vesting as expressly provided in this Agreement upon a termination of employment), vested, and Grantee shall not be entitled to any payment or other consideration with respect thereto.

3.    Settlement of the Vested Units.

(a)    Payment Upon Termination of Employment. Subject to all the terms and conditions set forth in this Agreement and the Plan including, without limitation, the vesting conditions, the Company shall issue to the Grantee the number of Shares of Stock that is equal to the number of Vested Units within sixty (60) days after the Grantee’s termination of employment. The Grantee shall pay to the Company, or make provision satisfactory to the Company for payment of, any federal, state, local or foreign taxes required by law to be withheld in connection with the Award, no later than the date on which such withholding is required under applicable law. The Company shall have no obligation to deliver Shares of Stock until the tax withholding obligations of the Company have been satisfied by the Grantee.

(b)    Compliance with Laws. The grant of the Restricted Stock Units and issuance of Shares of Stock upon settlement of the Vested Units shall be subject to and in compliance with all applicable requirements of federal, state, and foreign law with respect to such securities. No Shares of Stock may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company to be necessary to the lawful issuance of any Shares subject to the Vested Units shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Vested Units, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

(c)    Registration. Shares issued in settlement of the Vested Units shall be registered in the name of the Grantee. Such shares may be issued either in certificated or book entry form. In either event, the certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require.

(d)    No Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Vested Units.

4.    Incorporation of the Plan by Reference. The Award of Restricted Stock Units pursuant to this Agreement is granted under, and expressly subject to, the terms and provisions of the Plan, which terms and provisions are incorporated herein by reference. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

5.    Ownership Rights. The Restricted Stock Units do not represent a current interest in any shares of Common Stock. The Grantee shall have no voting or other ownership rights in the Company arising from the Award of Restricted Stock Units under this Agreement.

6.    Committee Discretion. This Award has been made pursuant to a determination made by the Committee. Notwithstanding anything to the contrary herein, the Committee shall have plenary authority to: (a) interpret any provision of this Agreement; (b) make any determinations necessary or advisable for the administration of this Agreement; (c) make adjustments as it deems appropriate to the aggregate number and type of securities relating to this Agreement to appropriately adjust for, and give effect to, any Fundamental Change, divestiture, distribution of assets to stockholders (other than ordinary cash dividends), reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination or exchange, rights offering, spin-off or other relevant change; and (d) otherwise modify or amend any provision hereof in any manner that does not materially and adversely affect any right granted to the Grantee by the express terms hereof, unless required as a matter of law, subject to the limitations stated in the Plan.

7.    No Right to Continued Employment. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company otherwise would have to terminate the employment of the Grantee at any time for any reason.

8.    Entire Agreement. This Agreement and the Plan contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations between the parties.

9.    Governing Law. To the extent federal law does not otherwise control, this Agreement shall be governed by the laws of the State of Missouri, without giving effect to principles of conflicts of laws. The Grantee shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation by the Grantee in the Plan shall be on the basis of a warranty by the Grantee that he or she may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.

10.    Not Assignable or Transferable. Restricted Stock Units shall not be assignable or transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Grantee may request authorization from the Committee to assign his or her rights with respect to the Restricted Stock Units granted herein to a trust or custodianship, the beneficiaries of which may include only the Grantee, the Grantee’s spouse or the Grantee’s lineal descendants (by blood or adoption), and, if the Committee grants such authorization, the Grantee may assign his or her rights accordingly. In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the Grantee under the Plan and this Agreement and shall be entitled to all the rights of the Grantee under the Plan.

11.    Covenant Not to Compete; Non Solicitation; and Confidentiality.

(a)    During the term of the Grantee’s employment with the Company and until the third anniversary of the effective date of the termination of Grantee’s employment with the Company, the Grantee shall not:

(i)    engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) directly or indirectly in any business that produces, develops, markets or sells any type of food products that compete with those food products produced by the Company; provided however, that ownership of less than ten percent (10%) of the outstanding stock of any publicly-traded corporation (other than the Company) shall not be deemed to be engaging solely by reason thereof in any of the Company’s businesses; or

(ii)    induce or attempt to induce any customer, supplier, lender or other business relation of the Company to cease doing business with the Company or any of its subsidiaries.

(b)    The Grantee agrees to treat and hold as confidential any information concerning the business and affairs of the Company that is not or does not become generally available to the public other than as a result of a disclosure in violation of this Agreement (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in the Grantee’s possession.

(c)    The Grantee acknowledges and agrees that in the event of a breach by the Grantee of any of the provisions of this Section 11, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company shall be entitled to, in addition to the other rights and remedies existing in their favor, specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof from any court of competent jurisdiction in each case without the requirement of posting a bond or proving actual damages.

(d)    The Grantee agrees that except in connection with any legal proceeding relating to the enforcement of this Agreement, following the effective date of the termination of the Grantee’s employment with the Company, the Grantee shall not publicly disparage the Company or its officers or directors.

(e)    The term “indirectly” as used in this Section 11 with respect to the Grantee is intended to mean any acts authorized or directed by or on behalf of the Grantee or any entity controlled by the Grantee.

12.    Specified Employee Delay and Separation. Notwithstanding anything herein to the contrary, in the event that the Grantee is determined to be a specified employee within the meaning of Section 409A of the Code, payment on account of termination of employment shall be made on the first payroll date which is more than six months following the date of the Grantee’s termination of employment to the extent required to avoid any adverse tax consequences under Section 409A of the Code. References to termination of employment under this Agreement shall mean a “separation from service” within the meaning of Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf, and the Grantee has signed this Agreement to evidence his or her acceptance of the terms hereof, all as of the Date of Grant.

Post Holdings, Inc.		Grantee

By:	/s/ Diedre J. Gray	/s/ William P. Stiritz
Name:	Diedre J. Gray	William P. Stiritz
Title:	SVP – Legal & Secretary